Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Members

ONEOK Partners GP, L.L.C.:

We have audited the accompanying consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2005. This financial statement is the responsibility the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of ONEOK Partners GP, L.L.C. as of December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Tulsa, Oklahoma

September 18, 2006

ONEOK Partners GP, L.L.C.

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$6,085	$675
Accounts receivable from third parties, net	381,009	—
Accounts receivable from related companies	66,757	17,227
Gas and natural gas liquids in storage and imbalances	247,920	—
Commodity exchanges	203,187	—
Materials and supplies	16,284	—
Derivative financial instruments (Note F)	3,998	—
Accrued taxes	—	5,520
Prepaid expenses and other	8,563	—

Total Current Assets	933,803	23,422

Property, Plant and Equipment
Property, plant and equipment	3,299,817	—
Accumulated depreciation and amortization	621,583	—

Net Property, Plant and Equipment	2,678,234	—

Investments and Other Assets
Investments in unconsolidated affiliates (Note H)	756,053	178,402
Goodwill and intangibles (Note G)	858,030	—
Other	20,007	213

Total Investments and Other Assets	1,634,090	178,615

Total Assets	$5,246,127	$202,037

Liabilities and Partners’ Equity
Current Liabilities
Current maturities of long-term debt	$11,931	$—
Notes payable	1,364,000	—
Derivative financial instruments (Note F)	9,937	—
Accounts payable to third parties	339,218	—
Accounts payable to related companies	114,006	13,986
Commodity exchanges	337,532	—
Accrued taxes other than income	68,404	—
Accrued interest	10,237	—
Accrued compensation	75	4,258
Other	47,341	—

Total Current Liabilities	2,302,681	18,244

Long-Term Debt (Note E)	626,359	—
Due to Parent	112,875	112,875
Deferred Credits and Other Liabilities
Deferred income taxes	36,783	5,797
Derivative financial instruments (Note F)	6,874	—
Other liabilities	28,252	—

Total Deferred Credits and Other Liabilities	71,909	5,797

Commitments and Contingencies (Note I)
Minority Interests in Consolidated Subsidiaries	2,010,220	—
Shareholders’ Equity
Paid in capital	42,360	42,360
Accumulated other comprehensive loss	(65)	—
Retained earnings	79,788	22,761

Total Shareholders’ Equity	122,083	65,121

Total Liabilities and Shareholders’ Equity	$5,246,127	$202,037

See accompanying Notes to Consolidated Balance Sheets.

NOTES TO CONSOLIDATED BALANCE SHEETS

(Unaudited as to June 30, 2006 data)

A. ORGANIZATION AND MANAGEMENT

In this report, references to “we,” “us,” and “our” refer to ONEOK Partners GP, L.L.C. (formerly Northern Plains Natural Gas Company, LLC).

ONEOK Partners GP, L.L.C. (ONEOK Partners GP), a Delaware limited liability Company, is a wholly owned subsidiary of ONEOK, Inc. (ONEOK). ONEOK Partners GP and its wholly owned subsidiary, Pan Border Gas Company, LLC (Pan Border) owned 82.5 percent of ONEOK Partners L.P.’s (formerly Northern Border Partners, L.P.) two percent general partnership interest at December 31, 2005. Additionally, ONEOK Partners GP owned 500,000 limited partner units of ONEOK Partners. As of December 31, 2005, ONEOK Partners, L.P. (ONEOK Partners) was accounted for as an equity method investment. Effective January 1, 2006, we began consolidating ONEOK Partners on a prospective basis in accordance with Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner.

B. ACQUISITIONS AND DIVESTITURES

The ONEOK Transactions - In April 2006, ONEOK Partners completed the acquisition of certain companies comprising ONEOK’s former Gathering and Processing, Natural Gas Liquids, and Pipelines and Storage segments, collectively referred to as the “ONEOK Energy Assets,” and several related transactions, which are collectively referred to as the “ONEOK Transactions.” As part of the ONEOK Transactions, we acquired ONEOK NB (formerly Northwest Border Pipeline Company) from an affiliate of TransCanada Corporation that held the remaining 17.5 percent of the two percent general partner interest in ONEOK Partners under a Purchase and Sale Agreement between us and an affiliate of TransCanada Corporation. As a result, we own ONEOK Partners’ entire two percent general partner interest.

ONEOK Partners acquired the ONEOK Energy Assets for approximately $3 billion, including $1.35 billion in cash, before adjustments, and approximately 36.5 million Class B limited partner units. The Class B limited partner units and the related general partner interest contribution were valued at approximately $1.65 billion. ONEOK now owns approximately 37.0 million of ONEOK Partners’ limited partner units, which when combined with our general partner interest, increases ONEOK’s total interest in ONEOK Partners to 45.7 percent. ONEOK Partners used $1.05 billion drawn under a $1.1 billion 364-day credit agreement (Bridge Facility), coupled with the proceeds from the sale of a 20 percent partnership interest in Northern Border Pipeline Company (Northern Border Pipeline), to finance the transaction.

EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner. As we are deemed to control ONEOK Partners under the requirements of EITF 04-5, the ONEOK Transactions are accounted for as a transaction between entities under common control and the transaction is excluded from the accounting indicated by Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, ONEOK’s historical cost basis in the ONEOK Energy Assets was transferred to ONEOK Partners in a manner similar to a pooling of interests. The difference between the historical cost basis of the net assets acquired of $2.7 billion and the cash paid has been assigned to the value of the Class B limited partner units issued to ONEOK and the general partner interest in ONEOK Partners. These assets and related operations are included in ONEOK Partners’ consolidated financial statements as of January 1, 2006. The following table shows the pro forma impact to our consolidated balance sheet for the acquisition of the ONEOK Energy Assets as of December 31, 2005.

ONEOK Energy Assets	December 31, 2005
(Thousands of dollars)
Assets
Current assets	$769,808
Property, plant and equipment, net	1,997,397
Goodwill and intangibles	513,904
Investments and other	71,983

Total assets	$3,353,092

Liabilities
Accounts payable	$353,997
Other current liabilities	278,092
Other deferred credits	21,095

Total liabilities	$653,184

Net assets acquired	$2,699,908

Prior to the acquisition, the ONEOK Energy Assets were included in the consolidated state and federal income tax returns of ONEOK and, accordingly, current taxes payable were allocated to the ONEOK Energy Assets based on ONEOK’s effective rate. Income tax liabilities were calculated on a stand-alone basis. In conjunction with the ONEOK Transactions, all income tax liabilities of ONEOK Energy Assets were retained by ONEOK.

In June 2006, ONEOK Partners recorded a $63.2 million purchase price adjustment related to a working capital settlement under the terms of the ONEOK Transactions. The working capital settlement is reflected as an increase to the value of the Class B units and a receivable from ONEOK in our consolidated balance sheet. The working capital settlement has not been finalized; however, we do not expect material adjustments.

The limited partner units ONEOK received from ONEOK Partners were newly created Class B units with the same distribution rights as the outstanding common units, but have limited voting rights and are subordinated to the common units with respect to payment of minimum quarterly distributions. Distributions on the Class B units will be prorated from the date of issuance. ONEOK Partners is required to hold a special election for holders of common units within 12 months, subject to extension, of issuing the Class B units to approve the conversion of the Class B units into common units and to approve certain amendments to our partnership agreement. The proposed amendments would grant voting rights for common units held by the general partner if a vote is held to remove the general partner and require fair market value compensation for the general partner interest if the general partner is removed. If the conversion and the amendments are approved by common unit holders, the Class B units will be eligible to convert into common units on a one-by-one basis. If the common unit holders do not approve both the conversion and amendments within 12 months of the issuance of the Class B units, then the amount payable on such Class B units would increase to 115 percent of the distributions paid on the common units and the Class B distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved. If the common unit holders vote to remove us as the general partner of ONEOK Partners at any time prior to the approval of the conversion and amendment described above, the amount payable on such Class B units would increase to 125 percent of the distributions payable with respect to the common units and the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved.

Disposition of 20 Percent Partnership Interest in Northern Border Pipeline - In April 2006, ONEOK Partners completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC PipeLines Intermediate Limited Partnership, a subsidiary of TC PipeLines, LP, (TC PipeLines) for approximately $297 million. ONEOK Partners recorded a gain on the sale of approximately $113.9 million in the second quarter of 2006. ONEOK Partners and TC PipeLines each now own a 50 percent interest in Northern Border Pipeline and an affiliate of TransCanada will become the operator of the pipeline effective April 1, 2007. Under Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority Owned Subsidiaries,” a majority-owned subsidiary should not be consolidated if control is likely to be temporary or if it does not rest with the majority owner. Neither ONEOK Partners nor TC PipeLines will have control of Northern Border Pipeline, as control will be shared equally through Northern Border Pipeline’s Management Committee. Following the completion of the transactions, ONEOK Partners no longer consolidates Northern Border Pipeline in its financial statements. This change is reflected by ONEOK Partners retroactive to January 1, 2006.

Acquisition of Guardian Pipeline Interests - In April 2006, ONEOK Partners acquired a 66 2/3 percent interest in Guardian Pipeline, L.L.C. (Guardian Pipeline) for approximately $77 million increasing its ownership to 100 percent. ONEOK Partners used borrowings from its credit facility to fund the acquisition of the additional interest in Guardian Pipeline. Following the completion of the transaction, we consolidated Guardian Pipeline in our financial statements. This change was retroactive to January 1, 2006. Prior to the transaction, ONEOK Partners’ 33 1/3 percent interest in Guardian Pipeline was accounted for as an investment under the equity method.

Overland Pass Natural Gas Liquids Pipeline Joint Venture - In May 2006, ONEOK Partners entered into an agreement with a subsidiary of The Williams Companies, Inc. (Williams) to form a joint venture called Overland Pass Pipeline Company. Overland Pass Pipeline Company will build a 750-mile natural gas liquids pipeline from Opal, Wyoming to the Midcontinent natural gas liquids market center in Conway, Kansas. The pipeline will be designed to transport approximately 110,000 barrels per day of natural gas liquids, which can be increased to approximately 150,000 barrels per day with additional pump facilities. As the 99 percent owner of the joint venture, ONEOK Partners will manage the construction project, advance all costs associated with construction and operate the pipeline. Williams will have the option to increase its ownership up to 50 percent by reimbursing ONEOK Partners for its proportionate share of all construction costs and, upon full exercise of that option, would become operator within two years of the pipeline becoming operational. Construction of the pipeline is expected to begin in the summer of 2007, with start up scheduled for early 2008. As part of a long-term agreement, Williams dedicated its natural gas liquids production from two of its gas processing plants in Wyoming to the joint-venture company. ONEOK Partners will provide downstream fractionation, storage and transportation services to Williams. The pipeline project is estimated to cost approximately $433 million. At the project’s inception, ONEOK Partners paid $11.4 million to Williams for initial capital expenditures incurred. In addition, ONEOK Partners plans to invest approximately $173 million to expand its existing fractionation capabilities and the capacity of its natural gas liquids distribution pipelines. Financing for both projects may include a combination of short- or long-term debt or equity. The project requires the approval of various state and regulatory authorities.

C. SUMMARY OF ACCOUNTING POLICIES

The accompanying unaudited balance sheet as of June 30, 2006, has been prepared in accordance with accounting principles generally accepted in the United States, including all adjustments of a normal and recurring nature which are, in the opinion of our management, necessary for the fair presentation of interim results. Not all information and notes required for complete financial statements are included.

The preparation of financial statements in conformity with GAAP requires management to make assumptions and use estimates that affect the reported amount of the assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from these estimates if the underlying assumptions are incorrect.

Consolidation - The consolidated balance sheet at December 31, 2005, includes the accounts of us and our wholly-owned subsidiary, Pan Border. We and our wholly owned subsidiary owned 82.5 percent of ONEOK Partners’ two percent general partnership interest at December 31, 2005. As of December 31, 2005, ONEOK Partners was accounted for as an equity method investment. Effective January 1, 2006, we began consolidating ONEOK Partners on a prospective basis in accordance with EITF 04-5. EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner.

All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in 20 percent to 50 percent-owned affiliates are accounted for on the equity method. Investments in less than 20 percent owned affiliates are accounted for on the cost method unless we have the ability to exercise significant influence over operating and financial policies of our investee, in which case we apply the equity method. Under the equity method, an investment is carried at its acquisition cost, plus the equity in undistributed earnings or losses since acquisition.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these investments.

Inventories - Inventories are valued at the lower of cost or market. The values of current natural gas and natural gas liquids in storage are determined using the weighted average cost method. Noncurrent natural gas in storage is classified as property and valued at cost. Materials and supplies are valued at average cost.

Derivatives and Risk Management Activities - ONEOK Partners uses financial instruments in the management of its interest rate and commodity price exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. ONEOK Partners does not use these instruments for trading purposes. Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement 133), as amended by Statement 137 and Statement 138, requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. Many of the purchase and sale agreements that otherwise would have been required to follow derivative accounting qualify as normal purchases and normal sales under Statement 133 and are therefore exempt from fair value accounting treatment.

ONEOK Partners determines the fair value of a derivative instrument by the present value of its future cash flows based on market prices from third party sources. ONEOK Partners records changes in the derivative’s fair value in the current period earnings unless it elects hedge accounting at inception and specific hedge accounting criteria are met. Accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires ONEOK Partners to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Commodity price volatility may have a significant impact on the gain or loss in any given period.

To minimize the risk of price fluctuations, ONEOK Partners periodically enters into futures transactions, collars and swaps in order to hedge anticipated purchases and sales of natural gas, condensate and natural gas liquids. Under certain conditions, ONEOK Partners designates these derivative instruments as a hedge of exposure to changes in cash flow. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any ineffectiveness of designated hedges is reported in earnings in the period the ineffectiveness occurs.

Environmental Expenditures - ONEOK Partners accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information becomes available or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when its receipt is deemed probable.

Regulation - ONEOK Partners’ intrastate natural gas transmission pipelines are subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission, Kansas Corporation Commission and Texas Railroad Commission. ONEOK Partners’ interstate natural gas pipelines and natural gas liquids pipelines are subject to regulation by the Federal Energy Regulatory Commission (FERC). ONEOK Partners’ Interstate Natural Gas Pipelines business and portions of ONEOK Partners’ Pipelines and Storage business follow the accounting and reporting guidance contained in Statement of Financial Accounting Standard No. 71, “Accounting for the Effects of Certain Types of Regulation” (Statement No. 71). During the rate-making process, regulatory authorities may require ONEOK Partners to defer recognition of certain costs to be recovered through rates over time as opposed to expensing such costs as incurred. This allows ONEOK Partners to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. Accordingly, actions by regulatory authorities could have an effect on the amount recovered from rate payers. Any difference in the amount recoverable and the amount deferred is recorded as income or expense at the time of the regulatory action. If all or a portion of the regulated operations are no longer subject to the provisions of Statement 71, a write-off of regulatory assets and stranded costs may be required.

At June 30, 2006, we had regulatory assets in the amount of $8.3 million included in other assets on our consolidated balance sheet. Regulatory assets are being recovered as a result of approved rate proceedings over various time periods.

Income Taxes - Income taxes were accounted for using the liability method under which deferred income taxes were recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates was recognized in income in the period that included the enactment date. ONEOK Partners GP was included in the consolidated state and federal income tax returns of ONEOK and, accordingly, current taxes payable were allocated based on ONEOK’s effective tax rate.

ONEOK Partners is not a taxable entity for federal income tax purposes. As such, it does not directly pay federal income tax although ONEOK Partners has corporate subsidiaries that are required to pay federal and state income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss carry forwards. ONEOK Partners’ taxable income or loss, which may vary substantially from the net income or loss reported in the consolidated statement of income, is includable in the federal income tax returns of each partner, including us. The aggregate difference in the basis of ONEOK Partners’ net assets for financial and income tax purposes cannot be readily determined as it does not have access to all information about each partner’s tax attributes related to ONEOK Partners.

Property, Plant and Equipment and Related Depreciation and Amortization - Property, plant and equipment are stated at original cost. During periods of construction, regulated entities are permitted to capitalize an allowance for funds used during construction (AFUDC), which represents the estimated costs of funds used for construction purposes.

The original cost of utility property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. For utility property, no retirement gain or loss is included in income except in the case of retirements or sales of entire operating units. Maintenance and repairs are charged to operations in the period incurred.

For utility property, the provision for depreciation and amortization is an integral part of the interstate pipelines’ FERC tariffs. The effective depreciation rate applied to the interstate transmission pipelines’ plant ranges from 1.9 percent to 2.25 percent. Composite rates are applied to all other functional groups of utility property having similar economic characteristics. The effective depreciation rate applied to natural gas gathering and processing assets ranges from 5 percent to 33 percent. The effective depreciation rate applied to coal slurry assets ranges from 1.87 percent to 20 percent.

Goodwill and Intangibles - The excess of cost over fair value of the net assets acquired in business acquisitions is accounted for as goodwill. We account for goodwill according to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142). Among other things, Statement 142 requires entities to perform annual impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment.

Intangibles are also accounted for in accordance with Statement 142. Intangibles with a finite useful life are amortized over their estimated useful life, while intangibles with an indefinite useful life are not amortized. All intangibles are subject to impairment testing.

Natural Gas Imbalances - Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount of natural gas to be delivered or received. Imbalances due to or from shippers and operators are valued at an appropriate index price. Imbalances are settled in cash or made up in-kind, subject to the terms of the pipelines’ tariffs.

Imbalances due from others are reported on the balance sheet as gas and natural gas liquids in storage and imbalances. Imbalances owed to others are reported on the balance sheet as accounts payable. In addition, all imbalances are classified as current.

Unamortized Debt Premium, Discount and Expense - We amortize premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.

Operating Leases - ONEOK Partners has non-cancelable operating leases on office space, pipeline equipment, rights-of-way and vehicles. ONEOK Partners records rent expense over the lease term as it becomes payable. If operating leases include escalating rental payments, ONEOK Partners determines the cumulative rental payments anticipated and recognizes rent expense on a straight-line basis over the term of the lease.

Contingencies - ONEOK Partners’ accounting for contingencies covers a variety of business activities including contingencies for legal exposures and environmental exposures. ONEOK Partners accrues these contingencies when its assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” ONEOK Partners bases its estimates on currently available facts and its estimates of the ultimate outcome or resolution. Actual results may differ from its estimates resulting in an impact, positive or negative, on earnings.

Impairment of Long-Lived Assets - We assess our long-lived assets for impairment based on Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

D. CREDIT FACILITIES

In March 2006, ONEOK Partners entered into a five-year $750 million amended and restated revolving credit agreement (2006 Partnership Credit Agreement) with certain financial institutions and terminated its $500 million revolving credit agreement. At June 30, 2006, ONEOK Partners had borrowings of $311 million and a $15 million letter of credit outstanding under the 2006 Partnership Credit Agreement at a weighted average interest rate of 5.75 percent.

In April 2006, ONEOK Partners entered into a $1.1 billion 364-day credit agreement (Bridge Facility) with a syndicate of banks and borrowed $1.05 billion to finance a portion of the acquisition of the ONEOK Energy Assets. Amounts outstanding under the Bridge Facility must be repaid on or before April 5, 2007. ONEOK Partners must make mandatory prepayments on any outstanding balance under this credit facility with the net cash proceeds of any asset disposition in excess of $10 million or from the net cash proceeds received from any issuance of equity or debt having a term greater than one year. The interest rate applied to amounts outstanding under the Bridge Facility may, at ONEOK Partners’ option, be the lender’s base rate or an adjusted London InterBank Offered Rate (LIBOR) plus a spread that is based on our long-term unsecured debt ratings. At June 30, 2006, the weighted average interest rate for borrowings under the Bridge Facility was 5.67 percent.

Under the 2006 Partnership Credit Agreement and the Bridge Facility, ONEOK Partners is required to comply with certain financial, operational and legal covenants. Among other things, ONEOK Partners is required to maintain a ratio of EBITDA (net income plus minority interests in net income, interest expense, income taxes and depreciation and amortization) to interest expense of greater than 3 to 1. ONEOK Partners is also required to maintain a ratio of indebtedness to adjusted EBITDA (EBITDA adjusted for pro forma operating results of acquisitions made during the year) of no more than 4.75 to 1. If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will be increased to 5.25 to 1 for two calendar quarters following the acquisition. Upon any breach of these covenants, amounts outstanding under the 2006 Partnership Credit Agreement and the Bridge Facility may become due and payable immediately.

ONEOK Partners’ acquisition of an additional 66 2/3 percent interest in Guardian Pipeline resulted in the inclusion of outstanding amounts under Guardian Pipeline’s revolving note agreement in our consolidated balance sheet. The revolving note agreement permits Guardian Pipeline to choose rates based on the prime commercial lending rate or LIBOR as the interest rate on its outstanding borrowings, specify the portion of the borrowings to be covered by specific interest rate options and specify the interest rate period. At June 30, 2006, Guardian Pipeline had $3.0 million outstanding under its $10 million revolving note agreement at an interest rate of 6.60 percent, due November 8, 2007.

Guardian Pipeline’s revolving note agreement contains financial covenants (1) restricting the incurrence of other indebtedness by Guardian Pipeline and (2) requiring the maintenance of a minimum interest coverage ratio and a maximum debt ratio. The agreements require the maintenance of a ratio of (1) EBITDA (net income plus interest expense, income taxes and depreciation and amortization) to interest expense of not less than 1.5 to 1 and (2) total indebtedness to EBITDA of not greater than 6.75 to 1. Upon any breach of these covenants, amounts outstanding under the note agreement may become due and payable immediately.

At June 30, 2006, ONEOK Partners and Guardian Pipeline were in compliance with all credit agreement covenants.

E. LONG-TERM DEBT

ONEOK Partners’ acquisition of an additional 66 2/3 percent interest in Guardian Pipeline resulted in the inclusion of $151.5 million of long-term debt in our consolidated balance sheet. The senior notes comprising such debt were issued under a master shelf agreement with certain financial institutions. Principal payments are due annually through 2022. Interest rates on the notes range from 7.61 percent to 8.27 percent with an average rate of 7.85 percent. Guardian Pipelines’ master shelf agreement contains financial covenants which are the same as Guardian Pipeline’s revolving note agreement, as described in Note D.

The following table sets forth our long-term debt for the periods indicated.

	Due	June 30, 2006
		(Thousands of dollars)
ONEOK Partners
Senior notes – 8.875%	2010	$250,000
Senior notes – 7.10%	2011	225,000

		475,000

Guardian Pipeline
Senior notes – various	2022	151,537

Total long-term notes payable		626,537
Change in fair value of hedged debt		(6,874)
Unamortized premium		18,627
Current maturities		(11,931)

Long-term debt		$626,359

F. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ONEOK Partners utilizes financial instruments to reduce its market risk exposure to interest rate and commodity price fluctuations and achieve more predictable cash flows. ONEOK Partners follows established policies and procedures to assess risk and approve, monitor and report its financial instrument activities. ONEOK Partners does not use these instruments for trading purposes.

Cash Flow Hedges - ONEOK Partners’ gathering and processing business periodically enters into commodity derivative contracts and fixed-price physical contracts. They primarily utilize NYMEX-based futures, collars and over-the-counter swaps, which are designated as cash flow hedges, to hedge their exposure to gross processing spread and natural gas, natural gas liquids and condensate price volatility. At June 30, 2006, the accompanying consolidated balance sheet reflected an unrealized loss of $0.1 million in accumulated other comprehensive loss with a corresponding offset in derivative financial instrument liabilities. If prices remain at current levels, we expect to reclassify approximately $0.1 million from accumulated other comprehensive loss as a decrease to operating revenue in the remainder of 2006.

We record in accumulated other comprehensive income amounts related to terminated interest rate swap agreements for cash flow hedges and amortize these amounts to interest expense over the term of the hedged debt. During the six months ended June 30, 2006, we amortized approximately $0.3 million related to the terminated interest rate swap agreements as a reduction to interest expense from accumulated other comprehensive income. We expect to amortize approximately $0.2 million in each of the remaining quarters of 2006.

Fair Value Hedges - ONEOK Partners’ outstanding interest rate swap agreements, with notional amounts totaling $150 million, expire in March 2011. Under these agreements, ONEOK Partners makes payments to counterparties at variable rates based on LIBOR and receives payments based on a 7.10 percent fixed rate. At June 30, 2006, the average effective interest rate on ONEOK Partners’ interest rate swap agreements was 7.62 percent. ONEOK Partners’ interest rate swap agreements are designated as fair value hedges as they hedge the fluctuations in the market value of the senior notes issued by ONEOK Partners in 2001. As of June 30, 2006, our consolidated balance sheet reflects long-term derivative financial liabilities of $6.9 million, with a decrease in long-term debt related to our fair value hedges.

We record in long-term debt amounts received or paid related to terminated or amended interest rate swap agreements for fair value hedges and amortize these amounts to interest expense over the remaining life of the interest rate swap agreement.

G. GOODWILL AND INTANGIBLES

Goodwill - In accordance with EITF 04-5, we consolidated ONEOK Partners beginning January 1, 2006.

We performed our annual test of goodwill as of January 1, 2006, for the ONEOK Energy Assets and there was no impairment indicated. The annual test for goodwill for the remaining portions of ONEOK Partners was performed as of October 1, 2005, and there was no impairment indicated.

During the second quarter of 2006, ONEOK Partners assessed its Black Mesa Pipeline coal slurry pipeline operation. Its evaluation of the Black Mesa Pipeline indicated a goodwill and asset impairment of $8.4 million and $3.4 million, respectively, which were recorded as depreciation and amortization in the second quarter 2006.

ONEOK Partners also assessed the impact of the sale of its 20 percent partnership interest in Northern Border Pipeline in April 2006 and the acquisition of a 66 2/3 percent interest in Guardian Pipeline in April 2006 on goodwill and concluded that there was no impairment indicated.

The following table reflects the changes in the carrying amount of goodwill for the periods indicated.

(Thousands of dollars)
December 31, 2005	$—
Additions	222,260
Adjustments	(3,621)
Adoption of EITF 04-5	184,843

June 30, 2006	$403,482

ONEOK Partners’ acquisition of the ONEOK Energy Assets resulted in $214.8 million of additional goodwill in our consolidated balance sheet. Additionally, $7.5 million in additional goodwill relates to our consolidation of Guardian Pipeline, of which $5.7 million relates to the purchase of the additional 66 2/3 percent interest, and $2.1 million relates to the incremental one percent acquisition in an affiliate that was previously accounted for under the equity method. Following our acquisition of the additional one percent interest, we began consolidating the entity.

Goodwill adjustments include an $8.4 million reduction related to the Black Mesa Pipeline impairment, offset by a $4.8 million purchase price adjustment.

The adoption of EITF 04-5 resulted in $184.8 million of ONEOK Partners’ goodwill being included in our consolidated balance sheet.

In accordance with Accounting Principal Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” any premium paid by an investor, which is comparable to goodwill, must be identified. For the investments we account for under the equity method of accounting, this premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill. At June 30, 2006, $185.6 million of equity method goodwill was included in our investment in unconsolidated affiliates on our consolidated balance sheet.

Intangibles - Intangible assets primarily relate to contracts acquired through the acquisition of the natural gas liquids businesses by ONEOK Partners from ONEOK, which ONEOK previously acquired from Koch Industries, Inc. These intangibles assets are being amortized over an aggregate weighted-average period of 40 years. The aggregate amortization expense for each of the next five years is estimated to be approximately $7.7 million. The following tables reflect the gross carrying amount and accumulated amortization of intangibles at June 30, 2006.

June 30, 2006
(Thousands of dollars)
Gross intangibles	$462,214
Accumulated amortization	(7,666)

Net intangibles	$454,548

The adoption of EITF 04-5 resulted in the addition of $123.0 million of intangibles, which was previously recorded as our equity investment in ONEOK Partners. An additional $32.5 million was recorded related to the additional general partner incentive distribution rights acquired through the purchase of TransCanada’s 17.5 percent general partner interest. The intangibles have an indefinite life and accordingly, are not subject to amortization, but are subject to impairment testing.

H. UNCONSOLIDATED AFFILIATES

Our investments in unconsolidated affiliates are shown in the table below.

	Net Ownership Interest	June 30, 2006		December 31, 2005
		(Thousands of dollars)
Northern Border Pipeline (a)	50%	$446,839		$—
Bighorn Gas Gathering	49%	97,761		—
Fort Union Gas Gathering	37%	80,680		—
Lost Creek Gathering (c)	35%	73,572		—
Venice Energy Services Co., LLC	10.2%	39,359		—
Other	Various	17,842		—
ONEOK Partners (d)	2.7%	—		178,402

Total		$756,053	(b)	$178,402

(a)	As of January 1, 2006, ONEOK Partners began accounting for their ownership interest in Northern Border Pipeline as an investment under the equity method. See Note B for additional information. For the first three months of 2006, ONEOK Partners included 70 percent of Northern Border Pipeline’s income in equity earnings from investments. After the sale of a 20 percent interest in Northern Border Pipeline in April 2006, ONEOK Partners includes 50 percent of Northern Border Pipeline’s income in equity earnings from investments.
(b)	The unamortized excess of our investments in unconsolidated affiliates over the underlying book value of the net assets accounted for under the equity method was $185.6 million at June 30, 2006.
(c)	Crestone Energy is also entitled to receive an incentive allocation of earnings from third-party gathering service revenue recognized by Lost Creek Gathering. As a result of the incentive, Crestone Energy’s share of Lost Creek Gathering income exceeds its 35 percent ownership interest.
(d)	Effective January 1, 2006, we began consolidating ONEOK Partners on a prospective basis in accordance with EITF 04-5.

Summarized combined balance sheets for our unconsolidated affiliates are presented below.

	June 30, 2006	December 31, 2005
	(Thousands of dollars)
Assets
Current assets	$71,594	$138,422
Net property, plant and equipment	1,705,988	1,918,510
Other noncurrent assets	23,551	470,834

Total assets	$1,801,133	$2,527,766

Liabilities
Current liabilities	$245,660	$110,998
Long-term debt	498,298	1,352,777
Other noncurrent liabilities	5,311	23,892
Minority Interest	—	274,510
Shareholder’s Equity
Accumulated other comprehensive income	166	(1,953)
Owners’ equity	1,051,698	767,542

Total liabilities and shareholders’ equity	$1,801,133	$2,527,766

I. COMMITMENTS AND CONTINGENCIES

Operating Leases and Agreements - ONEOK Partners’ future minimum payments under non-cancelable operating leases and agreements as of June 30, 2006 are $8.0 million for the remainder of 2006, $14.5 million in 2007, $13.7 million in 2008, $12.3 million in 2009, $12.2 million in 2010 and $20.4 million thereafter.

Legal Proceedings - Various legal actions that have arisen in the ordinary course of business are pending. We believe that the resolution of these issues will not have a material adverse impact on our results of operations or financial position.

Environmental Liabilities - ONEOK Partners is subject to multiple environmental laws and regulations affecting many aspects of present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material and substance management. These laws and regulations generally require ONEOK Partners to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may expose ONEOK Partners to fines, penalties and/or interruptions in its operation that could be material to our results of operations. If an accidental leak or spill of hazardous materials occurs from its lines or facilities, in the process of transporting natural gas or natural gas liquids, or at any facility that they own, operate or otherwise use, it could be held jointly and severally liable for all resulting liabilities, including investigation and clean up costs, which could materially affect our results of operations and cash flows. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at its facilities. ONEOK Partners cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to them. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material adverse effect on our business, financial condition and results of operations.

Capital Expenditures - Capital expenditures for the remainder of 2006 are estimated to be $293 million.

Other - ONEOK Partners has no significant assets or operations other than its investment in its wholly-owned subsidiary, ONEOK Partners Intermediate Limited Partnership (ONEOK Partners Intermediate), which is also consolidated. ONEOK Partners Intermediate held a 70 percent interest in Northern Border Pipeline Company (Northern Border Pipeline) at December 31, 2005, and was consolidated by ONEOK Partners. As part of the ONEOK Transactions, ONEOK Partners sold a 20 percent interest in Northern Border Pipeline and began accounting for its remaining 50 percent interest under the equity method.

The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro rata basis according to each partner’s capital account balance. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee. Effective January 1, 2004, cash distributions are equal to 100% of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon earnings before interest, taxes, depreciation and amortization less interest expense and maintenance capital expenditures. Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement. At December 31, 2005, ONEOK Partners’ equity in the net assets of Northern Border Pipeline was approximately $640 million.

J. INCOME TAXES

As of December 31, 2005, the $5.8 million deferred tax liability included differences related to our investment in ONEOK Partners.

The increase in deferred tax liabilities at June 30, 2006, compared to December 31, 2005, is due to the consolidation of ONEOK Partners in accordance with EITF 04-5 and the ONEOK Energy Assets transaction. At June 30, 2006, the $36.8 million in deferred tax liability included temporary differences related to our investment in ONEOK Partners, net operating losses, property and intangibles.

K. RELATED PARTY TRANSACTIONS

ONEOK Partners’ gathering and processing business sells natural gas to ONEOK and its subsidiaries. A significant portion of ONEOK Partners’ pipelines and storage sales are to ONEOK and its subsidiaries, which utilize both transportation and storage services.

An affiliate of ONEOK enters into some of the commodity derivative contracts on behalf of ONEOK Partners’ gathering and processing business. See Note F for a discussion of our derivative instruments and hedging activities.

As part of the ONEOK Transactions, ONEOK Partners acquired contractual rights to process natural gas at the Bushton, Kansas processing plant (Bushton Plant) that is leased by a subsidiary of ONEOK, ONEOK Bushton Processing, Inc. (OBPI). ONEOK Partners’ Processing and Services Agreement with ONEOK and OBPI sets out the terms by which OBPI will provide processing and related services at the Bushton Plant through 2012. In exchange for such services, ONEOK Partners will pay OBPI for all direct costs and expenses of operating the Bushton Plant, including reimbursement of a portion of OBPI’s obligations under equipment leases covering the Bushton Plant.

ONEOK and affiliates provided a variety of services to us, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services provided by ONEOK employees and management, insurance and office space leased in ONEOK’s headquarters building and other field locations. Where costs were specifically incurred on behalf of an affiliate, the costs were billed directly to the affiliate by ONEOK. In other situations, the costs were allocated to the affiliates through a variety of methods, depending upon the nature of the expense and the activities of the affiliates. For example, a benefit which applied equally to all employees was allocated based upon the number of employees in each affiliate. On the other hand, an expense benefiting the consolidated company but having no direct basis for allocation was allocated by the Distrigas method, a method using a combination of ratios of gross plant and investment, operating income and wages.

Our cash management function, including cash receipts and disbursements, was performed by ONEOK and these amounts are included in long-term debt due to parent in our balance sheets. The net amount due to ONEOK was approximately $112.9 million at both June 30, 2006, and December 31, 2005, respectively, as reflected in our balance sheets. Amounts payable to ONEOK have no stated maturity date or interest rate. As of June 30, 2006, and December 31, 2005, ONEOK represented the balance due to parent would not be called within a twelve month period. As a result, the amount classified as due to parent has been classified as a non-current liability in the accompanying balance sheets. The interest rate was calculated periodically based upon ONEOK’s cost of capital.

ONEOK has a defined benefit pension plan and an other postretirement benefit plan covering most employees and all such costs have been allocated by ONEOK to its affiliates. The assets and liabilities related to these plans were not transferred to us and, accordingly, are not reflected in the accompanying consolidated balance sheets.

L. SUPPLEMENTAL INFORMATION

The following balance sheet shows the consolidation of the ONEOK Partners GP balance sheet on a stand-alone basis with the balance sheet of ONEOK Partners, as of June 30, 2006.

	ONEOK Partners GP Stand-alone	Consolidation of ONEOK Partners	Consolidated
	(Thousands of dollars)
Assets
Cash and cash equivalents	$—	$6,085	$6,085
Accounts receivable	37,141	410,625	447,766
Storage, Imbalances and exchanges	—	451,107	451,107
Prepaid expenses and other	172	28,673	28,845

Total current assets	37,313	896,490	933,803

Property, plant and equipment, net	—	2,678,234	2,678,234
Investments in unconsolidated affiliates	370,660	385,393	756,053
Goodwill and intangibles	—	858,030	858,030
Other	176	19,831	20,007

Total assets	$408,149	$4,837,978	$5,246,127

Liabilities
Current maturities of long-term debt	$—	$11,931	$11,931
Notes payable	—	1,364,000	1,364,000
Accounts payable	86,746	366,478	453,224
Commodity exchanges	—	337,532	337,532
Other current liabilities	63,682	72,312	135,994

Total current liabilities	150,428	2,152,253	2,302,681

Long-term debt	—	626,359	626,359
Due to parent	112,875	—	112,875
Deferred credits and other liabilities	22,698	49,211	71,909
Minority interests in consolidated subsidiaries	—	2,010,220	2,010,220
Shareholders’ equity	122,148	(65)	122,083

Total liabilities and shareholders’ equity	$408,149	$4,837,978	$5,246,127